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                                                                  EXECUTION COPY

EXHIBIT 10.2

                       THIRD AMENDMENT TO CREDIT AGREEMENT

         THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this "Third Amendment") is entered into as of March 28, 2003, by and among Team America, Inc., an Ohio corporation formerly known as Team Mucho, Inc., ("Team"), Mucho.com, Inc., a Nevada corporation ("Mucho.com) and a wholly-owned subsidiary of Team (Team and Mucho.com are hereafter referred to individually, collectively and interchangeably as "Borrower" and "Borrowers"), The Provident Bank, an Ohio banking corporation ("Provident"), and The Huntington National Bank, a national banking association ("Huntington") (Provident and Huntington, together with their respective successors and assigns, are hereafter referred to individually as a "Lender" and collectively the "Lenders"). Provident is also executing this Third Amendment in its capacity as Agent for Lenders under the Credit Agreement hereinafter defined.

                                   BACKGROUND

         A. On or about December 28, 2000, Borrowers entered into a Credit Agreement with Provident as Agent and as Lender, and Huntington as Lender (the "Credit Agreement"), pursuant to which, among other things, (i) Lenders provided financing to refinance Borrowers' then-existing respective debt, finance transactions related to the merger of Borrowers, provide working capital to Borrowers and finance certain permitted acquisitions by Borrowers and (ii) Borrowers and Lenders entered into various documents to evidence the Loans and other Obligations of Borrowers to Agent and Lenders contemplated thereby and the Liens granted by Borrowers to Lenders in and to the Collateral to secure the Loans and other Obligations of Borrowers, as such capitalized terms are defined in the Credit Agreement.

         B. On December 7, 2001, Borrowers and Lenders entered into a First Amendment to Credit Agreement. On February 28, 2002, the Acquisition Commitment Availability under the Credit Agreement was reduced by $4,000,000 by letter agreement executed by Provident as Agent for Lenders and Borrowers. On March 27, 2002, Borrowers and Lenders entered into a Second Amendment to Credit Agreement. On September 30, 2002, Borrowers and Lenders entered into an Omnibus Forbearance and Modification Agreement concerning, among other things, the Loans, Obligations and Credit Agreement, as amended (the "Forbearance Agreement"). The documents evidencing the Loans and Obligations, including but not limited to, the Credit Agreement, the First Amendment, the Second Amendment, the Forbearance Agreement, and all other agreements and documents executed in connection with, relating to or referenced therein, and amendments, modifications, extensions, renewals and extensions of any of the foregoing, are collectively referred to herein as the "Loan Documents."

         C. On April 3, 2002, Borrowers and Lenders entered into a Consent Agreement (the "Consent Agreement") pursuant to which Lenders consented to a certain Application and Agreement for Standby Letter of Credit and Addendum thereto, each dated April 3, 2002, by and between Team and Huntington (the "HNB Letter of Credit Agreement") and certain other Letter of Credit Documents related thereto and more fully described and defined as such herein.


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Pursuant to the HNB Letter of Credit Agreement Huntington issued a Letter of
Credit in favor of The Hartford Insurance Company in the amount of $2,000,000 with an expiration date of March 29, 2003 (the "HNB Letter of Credit"). To induce Huntington to enter into the HNB Letter of Credit Agreement and issue the HNB Letter of Credit, (i) Steven C. Nickerson ("Nickerson") and Stonehenge Opportunity Fund, LLC ("Stonehenge") entered into certain Stock Pledge Agreements dated April 3, 2002 for the benefit of Huntington (the "Stock Pledge Agreements") and (ii) Jose Blanco ("Blanco") entered into a certain Security Agreement dated April 3, 2002 for the benefit of Huntington (the "Blanco Security Agreement"). To induce Stonehenge and Nickerson to enter into the Stock Pledge Agreements, Team entered into certain Reimbursement Agreements dated April 3, 2002 for the benefit of Stonehenge (the "Stonehenge Reimbursement Agreement") and Nickerson (the "Nickerson Reimbursement Agreement"). To induce Blanco to enter into the Blanco Security Agreement, Team entered into a certain Reimbursement Agreement dated April 3, 2002 with Blanco (the "Blanco Reimbursement Agreement"). To further induce Lenders to execute the Consent Agreement, the Stonehenge Reimbursement Agreement included certain provisions required by Lenders, and Nickerson and Blanco executed (and Borrowers acknowledged) certain letters addressed to Lenders, limiting the rights of Stonehenge, Nickerson and Blanco (collectively as the "Reimbursement Obligors") to reimbursement from Borrowers arising from the HNB Letter of Credit and their respective Stock Pledge Agreement and Security Agreement securing the same and their respective Reimbursement Agreements. On September 30, 2002, Borrowers and Huntington modified certain HNB Letter of Credit Documents pursuant to the Forbearance Agreement and the Reimbursement Obligors entered into certain Release Agreements dated October 1, 2002 with Huntington (the "Release Agreements"). On March 29, 2003, the HNB Letter of Credit expiration date was extended to March 29, 2004. The HNB Letter of Credit Agreement, the HNB Letter of Credit, the Stock Pledge Agreements, the Blanco Security Agreement, the Stonehenge Reimbursement Agreement, the Nickerson Reimbursement Agreement, the Blanco Reimbursement Agreement, a certain Account Control Agreement dated April 3, 2002 between Huntington and Borrowers, the Forbearance Agreement, and the Release Agreement are collectively referred to herein as the "HNB Letter of Credit Documents."

         D. Borrowers are in default of the Loan Documents by reason of Borrowers' failure to comply with various provisions of the Loan Documents and certain of those defaults are defined in the Forbearance Agreement as the Designated Defaults. Borrowers have requested that Lenders waive the Designated Defaults and all other defaults of Borrowers under the Loan Documents which are known to Lenders (the "Loan Defaults"). Lenders are willing to waive the Loan Defaults as of March 28, 2003 (the "Effective Date") on the condition that Borrowers execute and deliver this Third Amendment and all conditions precedent to the effectiveness of such waiver on the Effective Date have been satisfied as set forth in this Third Amendment.

         NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. ACKNOWLEDGMENTS OF BORROWERS. Borrowers unconditionally acknowledge and agree, as of the date of this Third Amendment and as of the Effective Date, that (a) they are, have been since the making of each and every Loan and continue to be, unconditionally and jointly and severally liable for each of the Loans, including the monetary obligations thereunder, (b) the



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Loan Defaults have occurred and continue to exist, (c) they are unconditionally and jointly and severally obligated to pay all the Loans, without set off, recoupment, defense, counterclaim or any other claim of any kind or nature whatsoever, and (d) no set off, recoupment, defense, counterclaim or other claim of any kind or nature whatsoever exists which relates to or could affect Borrower's obligation to pay the Loans and all such set offs, recoupments, defenses, counterclaims or other claims, whether known or unknown, matured or unmatured, fixed or contingent, are hereby waived and forever released by Borrowers.

    2. OUTSTANDING INDEBTEDNESS.

         (a) Borrowers unconditionally acknowledge and agree that, as of the Effective Date, there shall be due and owing by Borrowers to Lenders under the Loan Documents, excluding other amounts referred to in Section 2(b), (i) $914,000.00 of Letter of Credit Outstandings, (ii) $8,728,149.49 of aggregate principal amount of Acquisition Loans and the Initial Advance Loan, each in such amounts as set forth on Schedule A hereto, (iii) $131,649.59 of aggregate accrued but unpaid Default Rate Interest in respect of the Acquisition Loans and the Initial Advance Loan (the "PIK Interest"), (iv) the $100,000.00 forbearance fee due and payable on the Effective Date pursuant to the Forbearance Agreement (the "Forbearance Fee"), and (v) the $100,000.00 Renewal Fee referred to in
Section 4 hereof (the aggregate amount of such Indebtedness and Obligations, $9,974,175.08, is hereafter referred to in this Third Amendment as the "Restructure Principal Amount").

         (b) Borrowers acknowledge and agree that the Restructure Principal Amount set forth in Section 2(a) does not include any other amounts in respect of any Obligations due and owing from Borrowers to Agent or Lenders, including but not limited to, (i) any non-Default Rate accrued but unpaid interest, (ii) any costs or expenses of enforcement or collection, (iii) interest (other than the PIK Interest) and other charges accrued pursuant to any of the Loan Documents which remain unpaid, (iv) payments in respect of the Loans which have been or are made by Borrowers after March 31, 2003, (v) any costs or expenses referred to in Section 12.6 of the Credit Agreement (including but not limited to the costs and expenses referred to in Sections 7 and 7(d) hereof), (vi) legal fees and expenses of counsel to Agent and Lenders incurred and unpaid during the Forbearance Period (as defined in the Forbearance Agreement), or (vii) any future or contingent liabilities of any kind of Borrowers to Lenders. Borrowers further unconditionally acknowledge and agree that all such amounts referred to in this Section 2(b) are and shall continue to be Obligations under the Loan Documents subject to the payment obligations of Borrowers thereunder.

    3. WAIVER OF LOAN DEFAULTS. Provided that the conditions set forth in
Section 7 have been satisfied, as of the Effective Date, Lenders hereby waive the Loan Defaults; provided that such waiver does not (a) constitute a waiver of any other Default or Event of Default not known to Lenders as of the date hereof, (b) constitute an acceptance by Lenders of any act or omission of Borrowers that may have caused or contributed to any of the Loan Defaults and
(c) create any obligation on the part of Agent or Lenders to waive any future Default or Event of Default.

    4. RENEWAL FEE. Borrowers hereby agree to pay, and acknowledge that Lenders have fully earned, a renewal fee in the amount of $100,000 (the "Renewal Fee"), which Renewal


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Fee shall be payable pro rata to the Lenders according to their Participation
Percentages by including it in that portion of the Restructure Principal Amount to be restructured as Term B Loan (as defined in Exhibit A hereto) as of the Effective Date.

    5. TERMINATION OF FORBEARANCE AGREEMENT. Provided that the conditions set forth in Section 7 have been satisfied, as of the Effective Date, Lenders (including Huntington as to the HNB Letter of Credit and the HNB Letter of Credit Documents) hereby terminate the Forbearance Agreement and forever release and discharge Borrowers from any and all obligations and liabilities thereunder (except for the Forbearance Fee, which shall be payable by including it in that portion of the Restructure Principal Amount to be restructured as Term B Loan (as defined in Exhibit A hereto) as of the Effective Date) and Lenders and Borrowers hereby agree that, on and from the Effective Date, this Third Amendment together with the Loan Documents (excluding the Forbearance Agreement), as amended and modified hereby (and as the same may be further amended and modified from time to time by the parties hereto in accordance with the terms hereof and thereof), shall exclusively set forth the terms and conditions of the Loans and govern the rights, duties and obligations of Lenders and Borrowers in respect of the Loans.

    6. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is amended as follows:

         (a) The following defined terms contained in Section 1.2 of the Credit Agreement are hereby deleted and all references thereto in the Credit Agreement shall be deleted: Acquisition Commitment, Acquisition Commitment Availability, Acquisition Loan, Borrowing, Commitment, Commitment Fee, Continue, Convert, Initial Advance Lender, Initial Advance Commitment, Interest Period, Minimum Borrowing Amount, LIBOR Base Rate, LIBOR Loan, LIBOR Office, Notice of Borrowing, Total Acquisition Commitment, Total Commitment, Total Commitment Availability, and Type.

         (b) The following terms shall have the following meanings:

                  "Credit Commitment" means, with respect to each Lender, its Pro Rata Share at any time, according to its Participation Percentage, of the aggregate sum of the outstanding principal amount of the Loans and the Letter of Credit Limit.

                  "Existing Letters of Credit" means that certain Letters of Credit number S008584 of The Provident Bank dated October 22, 2001, as amended, and expiring October 15, 2003, issued in favor of The Hartford Insurance Company, in the Stated Amount of $500,000 and that certain Letter of Credit number S008390 of The Provident Bank dated December 28, 2000, as amended, and expiring June 20, 2003, issued in favor of Ohio Bureau of Workers' Compensation in the current Stated Amount of $414,000.

                  "Letter of Credit Limit" shall have the meaning set forth in section 11.1(c) of Exhibit C hereto.



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                  "Other Indebtedness" shall have the meaning set forth in
         Section 2.1 of Exhibit A hereto.

                  "Outstanding Indebtedness" shall have the meaning set forth in
         Section 2.1 of Exhibit A hereto.

                  "Term A Loan" shall have the meaning set forth in Section 2.2(a) of Exhibit A hereto.

                  "Term B Loan" shall have the meaning set forth in Section 2.2(b) of Exhibit A hereto.

                  "Term A Note" shall have the meaning set forth in Section 2.4 of Exhibit A hereto.

                  "Term B Note" shall have the meaning set forth in Section 2.4 of Exhibit A hereto.

         (c) The definition of each of the following terms as set forth in
Section 1.2 of the Credit Agreement shall be deleted in the entireties and replaced with the following definitions:

                  "Computation Date" means (i) prior to September 30, 2002, the last day of each March, June, September and December, and (ii) from and after September 30, 2002, the last day of each calendar month.

                  "EBITDA" for any period shall mean, without duplication, (i) Net Income; plus (ii) for such period any Interest Expense deducted in the determination of Net Income; plus (iii) any income, ad valorem, and franchise taxes deducted in the determination of Net Income; plus (iv) amortization and depreciation deducted in determining Net Income for such period; plus (v) losses on sales of assets (other than sales of inventory in the ordinary course of business) and unrealized gains from changes in currency; minus (vi) the sum for such period of interest income, gains from sales of assets (other than sales of inventory in the ordinary course of business) and unrealized losses from changes in currency; provided that with respect to any Reference Period that includes the effect of the Transaction or any Permitted Acquisition before a full Reference Period has elapsed after the closing date of the Transactions or any Permitted Acquisition, as the case may be, Parent may include in its calculation of EBITDA the pro forma historical EBITDA, determined on a basis consistent with this Agreement, of any Person or business acquired in the Transactions or Permitted Acquisitions, as the case may be. For purposes of this paragraph the Reference Period shall be defined as 1 calendar month.

                  "Interest Expense" means, for any period, the total amount of all charges for the use of funds (whether characterized as interest, debt service or otherwise) payable during such period with respect to all Indebtedness for Borrowed Money


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         of Borrowers and their Subsidiaries for such period, including the amortization of debt discounts and the amortization of all fees payable in connection with the incurrence of such Indebtedness; provided that Interest Expense shall exclude warrants, changes in value of derivatives (provided any such changes shall be treated in accordance with Section 6.1(m) of the Credit Agreement), and miscellaneous.

                  "Interest Rate" means (i) with respect to the Term A Loan, the rate of interest per annum equal to two percent (2.00%) in excess of the Prime Rate and (ii) with respect to the Term B Loan, the rate of interest equal to twelve percent (12%) per annum, provided, that with respect to the Term B Loan, an amount equal to up to four percent (4%) of such interest may be accrued, as provided in Section 2.5(b) hereof.

                  "Loans" means, as of the Third Amendment Effective Date, collectively, the Term A Loan and the Term B Loan.

                  "Loan Documents" shall have the meaning set forth in the Credit Agreement and shall include, without limitation, the Loan Documents as defined in Background recital paragraph B of the Third Amendment.

                  "Maturity Date" means January 5, 2004.

                  "Notes" mean, collectively, the Term A Notes and the Term B Notes. "Note" shall mean any one of them unless specifically identified.

                  "Reference Period" means (i) with respect to a particular Computation Date occurring prior to September 30, 2002, the period of four (4) consecutive quarters ending on such Computation Date, and (ii) with respect to Computation Dates ending on or after September 30, 2002, the period of one fiscal month ending on such Computation Date.

         (d) Article 2, The Loans, is hereby deleted in its entirety and replaced with Article 2, The Loans, attached to and made part hereof as Exhibit A.

         (e) Article 4, Conditions Precedent to Disbursements, shall have no further force or effect on and after the date hereof.

         (f) Schedule 5.9 of the Credit Agreement, "Existing Indebtedness", is hereby amended in its entirety by Schedule 5.9 to this Third Amendment.

         (g) Section 6.1(a) of the Credit Agreement is amended to delete the reference to "thirty (30) days" and replace it with "thirty-five (35) days".

         (h) The following shall be added to Section 6.1 of the Credit Agreement as Section 6.1(n):

                  "Borrowers shall promptly furnish to Lenders any signed letters of intent

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         (whether binding or not) in respect of any proposal by Borrowers or any
         Subsidiary to make an Acquisition."

         (i) Schedule 6.3 of the Credit Agreement shall be deleted in its entirety and shall be replaced with Schedule 6.3 hereto.

         (j) The following provisions shall be added to Section 6.5 of the Credit Agreement:

                  Lenders, including Lenders' representatives, agents, employees and accountants and auditors retained by Lenders, shall have the right to be present at Borrowers' places of business at all times, which access is intended to permit Lenders, including the aforementioned representatives, to, among other things, monitor their Collateral and to do the following:

                  (i) To have direct, complete and unfettered access to all of Borrowers' books and records, and to review and make copies of such books and records, including, but not limited to, payables journals, daily summaries, work orders, management reports, credit memos, and other documents that may be pertinent, in Lenders' sole judgment, to the condition of any of the Collateral, or relative to Borrowers' businesses, generally. Borrowers shall maintain and will not destroy their books and records. If Lenders request any business record or document and it does not exist or cannot be located, Borrowers shall take immediate action to obtain the record or document from third parties who may have the record or document, which in no event shall be obtained from the third party more than fifteen (15) days of the request unless it is demonstrated to Lenders' reasonable satisfaction that the record or document could not be obtained within the fifteen
         (15) days, in which case the record or document shall be produced as soon as possible.

                  (ii) To be present during the opening of any mail.

                  (iii) To have access to Borrowers' comptroller, auditor, accountants, employees or principals in order to make inquiries as to the status of Borrowers' businesses and, to the extent necessary, to be provided with explanations as to the matters under review as set forth herein. Borrowers shall direct the aforementioned individuals to cooperate with Lenders and their representatives in this matter without further authorization.

         (k) Section 6.11(a) of the Credit Agreement is deleted in its entirety and shall be of no further force or effect.

         (l) Section 6.19 of the Credit Agreement is amended in its entirety to read as follows:

                  Section 6.19. SEC Reports and Registration Statements. Promptly upon transmission thereof or other filing with the SEC, Borrowers shall deliver to Agent and Lenders copies of all registration statements, annual, quarterly or


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         current reports and executive officer certifications that Borrowers or any of the Subsidiaries files with the SEC, and promptly upon transmission thereof, each proxy statement, annual report, certificate, notice or other document sent by a Borrowers to the holders of any of its securities (or any trustee under any indenture which secures any of its Securities or pursuant to which such Securities are issued.

         (m) The following shall be added as new Section 6.21 of the Credit
Agreement:

                  Section 6.21. Consultant. Borrowers acknowledge that it is in their best interest to retain and shall continue to retain Red Hawk Assoc. Ltd. or such other consultant satisfactory to Lenders (the "Consultant") to monitor implementation of the Consultant's Report referred to in the Forbearance Agreement. Lenders shall have the right at all times to contact the Consultant without Borrowers' participation to discuss, among other things, the Consultant's findings, recommendations and related matters. Borrowers shall give Lenders advance notice of any meetings or inspections to be conducted with or by the Consultant, and Lenders shall have the right to attend any such meetings or to be present during any such inspections. The fees for and expenses of the Consultant shall be the sole responsibility of Borrowers. The failure of Borrowers to promptly implement the recommendations in the Consultant's Report, including supplemental recommendations, in a commercially reasonable manner in accordance with the timetable set forth therein, shall constitute an Event of Default. In addition, Lenders shall have the right to hire a separate consultant to advise them from time to time regarding Borrowers' operations, financial condition and such other matters as Lenders deem advisable. The fees for and expenses of Lenders' consultant shall be the sole responsibility of Borrowers.

         (n) The following shall be added as new Section 6.22 of the Credit
Agreement:

                  Section 6.22. Contacting Other Lenders and Customers. Borrowers acknowledge and agree that agents or employees of Lenders may contact other lenders that provide financing to Borrowers. Such contact, if made, will be for the purpose of ascertaining, among other things, whether Borrowers are current and in good standing concerning such other financing arrangements and to ascertain Borrowers' outstanding indebtedness to these lenders. Borrowers hereby consent to Lenders making such contact. If requested by Lenders, Borrowers will provide Lenders with authorization letters if required by the other lenders prior to the release of any information.

         (o) The following shall be added as new Section 6.23 of the Credit
Agreement:

                  Section 6.23. Operational Reports. On Monday of each week, Borrowers jointly and severally covenant and agree to deliver to the Agent and Lenders, in


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         form and substance satisfactory to Lenders: (i) to the extent not contained in the Consultant's Report provided to Lenders pursuant to
         Section 6.21 a cash flow budget and forecast (consistent with Borrowers' historical performance) for Borrowers and their Subsidiaries for the ensuing 8 weeks showing amounts for each week and running totals for cumulative amounts, together with a report of actual cash flow compared against budget and forecast as of the week immediately preceding such delivery date immediately preceding such delivery date and the eight week period then ended; and (ii) a payroll budget and active head count of work site employees for the ensuing 8 weeks showing amounts for each week and running totals for cumulative amounts, together with a report of actual amounts against budget and forecast as of the Friday immediately preceding such delivery date and the eight week period then ended. All such budgets, forecasts and reports shall be attested by the chief financial officer, principal accounting officer or chief financial officer of Team to the effect that such historical and forecasted amounts, while not examined by independent public accountants, reflect in his opinion and in the opinion of senior management of Team all cash available and to be available to Borrowers and all expenses paid and to be paid by Borrowers consistent with Borrowers' historical performance and reasonably foreseeable future events.

         (p) The following shall be added as new Section 6.24 of the Credit
Agreement:

                  Section 6.24. Additional Certifications. In addition to any other certification required by the Credit Agreement, the following certifications signed by each of Steven C. Nickerson, Andy Johnson and Ted Crawford, shall be furnished to Lenders:

                  (a) On Monday of each week a certification that since the last certification no Default or Event of Default has occurred.

                  (b) On Monday of each week a certification that since the last certification the ACH limitations have not been violated.

                  (c) On Monday of each week a certification that all federal, state and local tax returns, including employment tax returns (Forms 941's) due since the last certification have been timely filed and the taxes required to be paid have been timely paid with penalty or interest.

                  (d) On Monday of each week a certification whether the Internal Revenue Service has allowed or paid any tax refunds attributable to net operating loss carrybacks, or payroll withholding taxes.

                  (e) On the first day of each month a report stating the number of head count and job sites and the breakeven expressed by the head count.

         (q) The following shall be added as new Section 6.25 of the Credit
Agreement:


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                  Section 6.25. Additional Agreements and Covenants.

                  (a) Borrowers acknowledge their continuing obligation under the Loan Documents to reimburse Lenders for the expenses of any professionals and consultants engaged by Lenders, including but not limited to, the expenses incurred by Lenders to perform the monitoring described in this Third Amendment. Specifically, Lenders' attorneys, auditors and accountants and consultants retained pursuant to Section
         6.21 hereof, shall submit invoices monthly with payment being made within twenty-one (21) days of the submission of the invoice; provided that Borrowers shall pay, or reimburse Lenders, for all professional fees incurred by Lenders through the date hereof on the date hereof.

                  (b) Borrowers shall not enter into any contract that pertains to or affects the Collateral in any way, except in ordinary course of business and upon terms and conditions that are commercially reasonable.

                  (c) Borrowers shall not suffer or permit to be filed or entered against them or any of their properties any federal, state, municipal or other governmental authority or an other third party liens, tax liens, judgments or encumbrances of any other type or nature, except liens filed by Lenders to protect their security interests, and Borrowers will provide Lenders with copies of any communications with any governmental authorities or other third parties, including notices and correspondence, pertaining to any such liens, judgments or encumbrances.

                  (d) Within five (5) Business Days of the request of Agent at any time and from time to time, Borrowers will provide Lenders with current insurance policies meeting the requirements of the Loan Documents, which policies, where applicable, shall be in an amount not less than the full value of Lenders' Collateral with Lenders being named as the loss payee.

         (r) Section 7.5 is hereby amended to delete the words "Five Hundred Thousand Dollars ($500,000)" and insert the words "Fifty Thousand Dollars ($50,000)" in lieu thereof.

         (s) Section 7.7 of the Credit Agreement is deleted in its entirety and replaced with the words "Intentionally Omitted."

         (t) Effective as of December 28, 2002, Sections 7.2 (Interest Coverage Ratio) and 7.9 (Parent Senior Leverage Ratio) are no longer effective. The table referred to in Sections 7.1, 7.2, 7.3, 7.6, 7.8 and 7.9, as amended by the Second Amendment and Forbearance Agreement, shall be deleted in its entirety and replaced with the table set forth on Exhibit B attached to and made part hereof.

         (u) Section 8.3 of the Credit Agreement, as amended by the First Amendment, is deleted in its entirety and replaced with the following:

                  Section 8.3 Restricted Payments. Borrowers will not and will not permit any of their Subsidiaries to directly or indirectly declare, order, pay, make or set


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


         apart any sum for any (a) Restricted Payments, except that Subsidiaries of Borrowers may make Restricted Payments with respect to their common stock to the extent necessary to permit Borrowers to pay the Obligations and expenses incurred in the ordinary course of business, or (b) payments which are not in the ordinary course of business.

         (v) Section 8.4 of the Credit Agreement is deleted in its entirety and replaced with the following:

                  Section 8.4 Management Compensation. The Credit Parties, either individually or collectively, shall not:

                           (a) pay or enter into an agreement to pay any
                  Management Shareholder or other executive officer yearly Compensation in an amount exceeding the Compensation currently paid to the Management Shareholders or such other executives, except for increases in compensation to Team's Chief Financial Officer, provided such increase is approved by Team's Compensation Committee (as used herein, "Compensation" shall mean all forms of direct and indirect remuneration and include, without limitation, salaries, commissions, bonuses, securities, property, insurance benefits, personal benefits and contingent forms of remuneration);

                           (b) pay or obligate themselves to pay, directly or
                  indirectly, any management fee or similar compensation to any Person other than a management fee or overhead allocation between the Parent and any direct or indirect Wholly Owned Subsidiary; or

                           (c) make or extend any advances, loans or other forms
                  of credit to its executive officers, or provide any credit enhancements or support for its executive officers, except for provision of corporate credit card accounts used in the ordinary course of business for reimbursable business expenses.

              (w) (i) Section 8.14 is hereby amended to delete the period at the end of such section and add the following at the end thereof: "or as expressly contemplated by the Memorandum of Understanding attached hereto as Exhibit Q."

                      (ii) The Exhibits to the Credit Agreement are hereby amended to add a new Exhibit Q "Memorandum of Understanding" in the form of Exhibit F to this Third Amendment.

         (x) The following shall be added as new Section 8.16 of the Credit Agreement and shall replace Section 2(b) of the First Amendment:

                  Section 8.16. Limitation on Acquisitions. Borrowers may not make any Acquisitions except for Permitted Acquisitions. Notwithstanding the foregoing, Borrowers may not make, and Lenders shall have no duty to consider for consent any proposals for, any Acquisitions that require capital outlays or that fail to satisfy conditions (i), (ii) and (iii) of the definition of "Permitted Acquisitions" set forth in the Credit Agreement. Lenders shall have ten (10) business days to evaluate the information regarding any proposed Acquisition submitted to Lenders by Borrowers for their approval. Borrowers shall provide Lenders with all information that Lenders deem necessary, helpful or desirable to enable them to evaluate the proposed Acquisition.

         (y) Section 9.1(h) of the Credit Agreement shall be amended to delete the words "and such case or proceeding shall remain undismissed for a period of sixty (60) days."

         (z) Section 9.2 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

                  Section 9.2 Acceleration of Obligations(a) . If any one or more of the Events of Default shall at any time occur, Agent may, and upon the request of the Requisite Lenders, shall, by giving notice to Borrowers (in this Agreement and in the other Loan Documents called a "Notice of Acceleration"), declare all of the Obligations, including the entire unpaid principal of the Notes, all of the unpaid interest accrued thereon, and all other sums (if any) payable by Borrowers under this Agreement, the Notes, the Letters of Credit or any of the other Loan Documents, to be immediately due and payable; except that if there shall be an Event of Default under Section 9.1(h), all of the Obligations, including the entire unpaid balance of all of the Notes, all of the unpaid interest accrued thereon and all other sums (if any) payable by Borrowers under this Agreement, the Notes, the Letters of Credit or any of the other Loan Documents shall automatically and immediately be due and payable without notice to Borrowers. Thereupon, all of such Obligations which are not already due and payable shall forthwith become and be absolutely and unconditionally due and payable, without any further notice or any other formalities of any kind, all of which are hereby expressly and irrevocably waived.

         (aa) The phrase "termination of the Credit Commitments and" is hereby deleted from Section 10.4(a) of the Credit Agreement.

         (bb) The first sentence of Section 10.19 of the Credit Agreement is deleted and replaced with the following:

                  "Each Lender may, at its own cost and with prior notice to, and approval of, the other Lender, which approval shall not be unreasonably withheld or delayed, assign all or a portion of its rights and obligations under this Credit Agreement and the Notes to another financial institution reasonably acceptable to the remaining Lender; provided that for each such assignment, the parties thereto shall execute and deliver an assignment and assumption agreement, in the form and substance acceptable to Agent, together with any Notes subject to such assignment. Further, notwithstanding any provision to the contrary in this Credit Agreement, if

                  Provident assigns all or any portion of its rights and obligations under this Credit Agreement and the Notes, and provided that Huntington has not assigned all or any portion of its rights and obligations under this Credit Agreement and the Notes, then, at the request of Huntington, Provident shall resign as Agent and Huntington shall be permitted to appoint the successor Agent.

         (cc) Article 11 of the Credit Agreement, Letters of Credit, is hereby deleted in its entirety and replaced with Article 11, Letter of Credit, attached to and made part hereof as Exhibit C.

         (dd) Clauses (i) and (ii) of Section 12.2(a) of the Credit Agreement, Notices, is hereby replaced with the notice addresses set forth in Section 16 hereof.

         (ee) Section 12.6(a) of the Credit Agreement is hereby amended to change each reference to "Agent" in clause (i) thereof to "Agent and each Lender".

    7. CONDITIONS TO EFFECTIVENESS. This Agreement shall become effective as of the date hereof upon execution of this Third Amendment by all parties hereto, except that the provisions hereof which are expressly intended to become effective on the Effective Date shall not become effective unless the following conditions have been satisfied as of the Effective Date:

         (a) The Loans shall be secured by validly perfected first priority Liens in the Collateral.

         (b) Huntington and Team shall have executed or caused to be executed and delivered such documents as shall have been approved in writing by Lenders evidencing (i) Huntington's waiver of Team's existing defaults of the HNB Letter of Credit Agreement by reason of its failure to maintain the Aggregate Stock Value as defined therein and (ii) appropriate amendments to the Automated Clearing House agreements between Huntington and Team; and Borrowers shall have delivered to Agent and Lenders copies thereof certified as to their authenticity by a duly authorized officer of Team.

         (c) Stonehenge shall have executed or caused to be executed and delivered such documents as shall have been approved in writing by Lenders evidencing (i) the waiver by Stonehenge of Team's existing defaults under that certain Bridge Agreement dated April 9, 2002 between Team and Stonehenge, as amended (the "Bridge Agreement"), and (ii) the subordination of the indebtedness under the Bridge Agreement to the Loans; and Borrowers shall have delivered to Agent and Lenders copies thereof certified as to their authenticity by a duly authorized officer of Team.

         (d) Huntington and Team shall have executed or caused to be executed and delivered such documents as shall have been approved in writing by Lenders evidencing the granting by Team of liens and security interests in the Collateral securing Huntington's two equipment leases with Team, which liens and security interests shall be junior to the liens and security interests of Lenders in the Collateral in respect of the Loans and Borrowers shall have delivered to Agent and Lenders copies thereof certified as to their authenticity by a duly authorized officer of Team.

         (e) Huntington, Agent and Lenders shall have executed and delivered an Amended and Restated Intercreditor Agreement evidencing the subordination of the liens and indebtedness in respect of such leases to the Loans.

         (f) Team shall have issued to Lenders, pro rata according to their respective Participation Percentages, 1,080,000 warrants for common stock of Team, in the forms of the Warrant Agreement and Warrant Certificates attached to and made part hereof as Exhibit D .

         (g) Team and the holders of its shares of Series A Preferred Stock currently issued and outstanding shall have executed and delivered a binding term sheet substantially in the form of Exhibit F hereto among them in form and content as shall have been approved by Lenders in writing and evidencing the recapitalization of such Preferred Stock, including but not limited to, its re-valuation to $2,500,000 in the aggregate; provided that no portion of such recapitalized and re-valued Preferred Stock shall be converted into any indebtedness of or any interest, equity or otherwise, in Borrowers (the "Preferred Stock Recapitalization").

         (h) Borrowers shall have irrevocably authorized Agent to deduct funds from its accounts with Agent to pay Huntington in immediately available funds a non-refundable cash management fee, fully earned, in the amount of $25,000.00.

         (i) Borrowers shall have irrevocably authorized Agent to deduct funds from its accounts with Agent to pay Agent, in immediately available funds, a non-refundable agent's fee, fully earned, in the amount of $30,000.00, to be allocated by Agent in accordance with Section 6.11(a) of the Credit Agreement.

         (j) Borrowers shall have caused to be delivered to Agent and Lenders a certificate in the form of Exhibit E attached to and made part hereof, executed by the Chief Executive Officer and Chief Financial Officer of Team (the "Officers' Certificate").

         (k) Borrowers shall have provided to Agent and each Lender copies of each of the reports required pursuant to Sections 6.1(c), 6.1(d) and 6.1(f) of the Credit Agreement for the fiscal year ending December 28, 2002, provided that the certification of the Accountants may be provided in draft form (but without qualification) so long as such draft is only subject to execution of this Third Amendment for its execution and release by the Accountants.

      In the event that the conditions set forth in this Section 7 are not satisfied on or before the Effective Date, this Third Amendment shall be terminated immediately on the Effective Date and shall thereupon be deemed to be null and void ab initio.

      8. REPRESENTATIONS AND WARRANTIES. As an inducement to Agent and Lenders to enter into this Third Amendment, Borrowers hereby represent and warrant to Agent and Lenders as follows:

         (a) This Third Amendment and the Loan Documents (collectively, the "Documents"), constitute legal, valid and binding obligations of each Borrower and are enforceable against each Borrower in accordance with their respective terms.

         (b) Neither Borrower has any defense, counterclaim or offset with respect to the Loans, the Existing Letters of Credit or the Documents.

         (c) Borrowers have the corporate power, and have been duly authorized by all requisite corporate action, to execute and deliver this Third Amendment and to perform their obligations under this Third Amendment and under the other Documents has been duly executed and delivered by Borrowers.

         (d) Borrowers' execution, delivery and performance of this Third Amendment does not and will not (i) violate any law, rule, regulation, agreement or court order to which Borrowers are subject, (ii) conflict with or result in a breach of any of Borrowers' Articles of Incorporation, By-laws or Code of Regulations, or any agreement or instrument to which either Borrower is a party or by which it or its properties are bound, or (iii) result in the creation or imposition of any Lien, on any Property of either Borrower, whether now owned or hereafter acquired, other than Liens in favor of Lenders.

         (e) All reports and documents given to Lenders in connection with this Third Amendment are or, at the time given, will be true, complete and accurate in all material respects.

         (f) The recitals set forth in the "Background" paragraph of this Third Amendment are truthful and accurate in all material respects and are an operative part of this Third Amendment.

         (g) Lenders have and will continue to have a valid Lien in all Collateral, and Borrowers expressly reaffirm all Liens granted to Lenders pursuant to the Documents.

         (h) All matters certified to in the Certificate Regarding Collateral dated March 28, 2003, executed by Borrowers are true and correct on the date hereof and will be true and correct on the Effective Date.

         (i) All representations and warranties of Borrowers set forth in the Credit Agreement and the other Loan Documents are true and correct as of the date hereof (except to the extent they relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the earlier date or time referred to therein and as otherwise set forth on Schedule I attached to and made part hereof), and there exists no Default or Event of Default as of the date hereof; provided, however, that with respect to the representations and warranties contained in Sections 5.5(a), 5.5(b) and 5.5(c) Borrowers reaffirm such representations and warranties as though the financials statements and SEC filings and reports referenced therein are with respect to the fiscal years ended December 28, 2002 and fiscal quarter ended September 28, 2002, as appropriate.

(j) Borrowers acknowledge that they are making all business decisions with respect to the business operated by Borrowers and that the terms and conditions set forth herein are reasonable and beneficial to the business of Borrowers. Borrowers acknowledge that they have no claim of any type or nature arising from or relating to the implementation of the terms and conditions to which Borrowers have agreed by entering into this Third Amendment.

         9. EVENTS OF DEFAULT. In addition to and without limiting any provision of the Credit Agreement or other Loan Documents, each of the following shall constitute an immediate event of default under this Third Amendment without any period of notice, cure or grace:

            (a) The existence of a default or an event of default under any of the Loan Documents or under any of the Letter of Credit Documents;

            (b) The failure of Borrowers (i) to deliver as soon as available, but in any event on or prior to March 31, 2003, the final Accountants report, certified without qualification, for the fiscal year ended December 28, 2002, or
(ii) to keep or perform any of the covenants or agreements contained in this Third Amendment;

            (c) Any representation or warranty of Borrowers contained herein, including in any exhibit, schedule, certificate or document furnished in connection with this Third Amendment, shall be false, misleading or incorrect in any material respect when given or made or at any time deemed to have been given or made;

            (d) Borrower's auditors shall at any time issue any report, letter or other document taking exception to, limiting or qualifying the characterization of Borrowers as a "going concern" under GAAP;

            (e) The failure of Team to obtain shareholder approval of the Preferred Stock Recapitalization at the meeting of shareholders of Team at which such matter is to be voted upon, or if the Preferred Stock Recapitalization is not consummated for any reason on or before the next meeting of its shareholders and in any event on or before July 31, 2003; or

            (f) Borrowers shall fail to perform or deliver or cause to be performed or deliver one or more of those actions or items set forth on Schedule II to this Third Amendment on or before the date set forth thereon for compliance or delivery.

         Upon the occurrence of any of the foregoing events of default, all the Loans shall, at Lenders' option, be immediately due and payable, and Lenders shall be entitled immediately to exercise all of their rights and remedies under the Loan Documents or pursuant to applicable law.

         10. CROSS DEFAULT AND CROSS COLLATERALIZATION. Borrowers acknowledge and agree that a Default or an Event of Default under the Credit Agreement and any default or event of default under any other Loan Document or under this Third Amendment constitutes and shall constitute an event of default under each of the other Loan Documents and this Third Amendment. Borrowers acknowledge and agree that any Collateral given to any of Lenders on account of any of the Loans serves as security for each and every one of the other Loans. Further, to the extent not previously granted and without prejudice to Lenders' existing rights, Borrowers grant to each Lender a security interest in all accounts, general intangibles, goods, chattel paper, deposit accounts, documents, fixtures, instruments, investment property and letter of credit rights, whether now owned or hereafter acquired, and all proceeds from the foregoing, and all related parts and replacements, as all such terms are defined in the Uniform Commercial Code, as amended from time to time. Borrowers agree that Lenders are entitled to enforce collection of any of the Loans and Letter of Credit Outstandings against any and all of the Collateral and to apply the proceeds as Lenders shall deem appropriate in Lenders' sole discretion.

         In furtherance of the agreement and acknowledgements in this Section 10, Borrowers shall, simultaneously with the execution of this Third Amendment, permit the filing of UCC financing statements deemed necessary by Lenders to perfect the security interest granted herein.

         11. NO OFFSETS; WAIVERS. Borrowers agree that they shall not raise, allege or assert any claims or counterclaims, offsets or defenses of any kind against Lenders arising out of this Third Amendment or the Loan Documents. To the fullest extent permitted by law, Borrowers waive and affirmatively agree not to allege or otherwise pursue any or all present and future defenses, offsets, claims, counterclaims, causes of action, setoffs or other rights that it may have in any action or proceeding commenced by Lenders to enforce their rights under this Third Amendment or the Loan Documents, including the recovery and disposition of the Collateral, and Borrowers further waive their right to contest (i) any provision of the Loan Documents or this Third Amendment, (ii) the security interest of Lenders in any Collateral, whether real or personal, tangible or intangible, or any right or other interest, now or hereafter arising in connection with the Collateral, (iii) the conduct of Agent or Lenders in administering the Loans, or (iv) any actions commenced by Agent or Lenders to recover the Collateral. Borrowers will not take any action to impede, delay or hinder such actions by Lenders or sales of the Collateral.

         12. RELEASE OF CLAIMS. As part of the consideration for this Third Amendment, each Borrower hereby (a) releases, remises, aquits and forever discharges Agent and Lenders and their employees, officers, directors, fiduciaries, agents, accountants, attorneys and parent companies, and all direct and indirect subsidiaries and affiliates of such parent companies and all employees, officers, directors, fiduciaries, agents, accountants and attorneys of such parent companies, subsidiaries and affiliates, and the heirs, executors, administrators, successors and assigns of all of the foregoing, jointly and severally (collectively, the "Lender Parties"), of and from the following (collectively, the "Claims"): any and all actions, causes of action, suits, claims, demands, debts, accounts, obligations, defenses, offsets, counterclaims, damages, judgments, executions and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, in law or in equity, including, without limitation, fraud, duress, mistake, usury, tortious interference, negligence, and other matters of any kind whatsoever, that the Borrower has, may have or may in the future have against any one or more of the Lender Parties arising out of, for or by reason of or resulting from or in any way relating to, in whole or in part, directly or indirectly, any past or present act, omission, matter, cause or thing whatsoever through the date of this Third Amendment, including, without limitation, this Third Amendment, the Loan Documents, any other document, matter or thing relating thereto or to any other past or present financing, credit enhancement, depository or other banking transactions between Agent and Lenders and the Borrowers; (b) agrees not to commence, aid, cause, permit, join in, prosecute or participate in any suit or other proceeding in a position adverse to any of the Lender Parties, which suit or proceeding arises from or relates to, in whole or in part, any of the Claims; and (c) acknowledges that nothing contained herein is to be construed as an admission that any Claims exist or as an admission of liability of any of the Lender Parties. Borrowers acknowledge that the release in this Section 12 is intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims.

This Section 12 is intended to be broad and encompassing in order to release any claims that Borrowers may have and shall be interpreted in such manner. Notwithstanding anything to the contrary, the foregoing shall not apply to any claims arising from the gross negligence or willful misconduct of any of the Lender Parties.

         13. GOVERNING LAW. This Agreement has been made in the State of Ohio and shall be interpreted in accordance with the laws of the State of Ohio.

         14. JURY TRIAL WAIVER. BORROWERS AND LENDERS AGREE THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY LENDERS OR BORROWERS, ON OR WITH RESPECT TO THIS AGREEMENT OR THE LOAN DOCUMENTS OR ANY OTHER DOCUMENTS RELATING TO THE LOANS OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. LENDERS AND BORROWERS EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF THEIR RESPECTIVE COUNSEL, WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWERS ACKNOWLEDGE AND AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT LENDERS WOULD NOT ENTER INTO THIS AGREEMENT IF THE WAIVER SET FORTH IN THIS SECTION WAS NOT A PART OF THIS AGREEMENT.

         15. INDEMNIFICATION. Without limiting any provision of the Credit Agreement or other Loan Documents, Borrowers agree to indemnify, defend (by counsel reasonably acceptable to Lenders) and hold Lenders harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees), actions or causes of actions, arising out of or relating to any breach of any covenant or agreement by Borrowers, or the incorrectness or inaccuracy of any representation or warranty of Borrowers, contained in this Third Amendment or the Loan Documents.

         16. NOTICES. Unless otherwise provided herein, any notices with respect to this Third Amendment shall be given by (i) personal delivery, (ii) reputable overnight courier service, (iii) first class mail, return receipt requested, or
(iv) facsimile, and addressed as follows:

                                    If to Borrowers:

                                    Team America, Inc.
                                    130 East Wilson Bridge Road
                                    Suite 25
                                    Worthington, OH  43085
                                    Attn: Steven C. Nickerson
                                    Fax: 614-430-3901

                                    With a copy to:

                                    Team America, Inc.

                                    130 East Wilson Bridge Road
                                    Suite 25
                                    Worthington, OH  43085
                                    Attn:  Jay R. Strauss, Esq.
                                    Fax: 614-430-3901
                                    If to Lenders:

                                    The Provident Bank
                                    309 Vine St.,  250D
                                    Cincinnati, OH  45202
                                    Attn:  Douglas J. Koo
                                    Fax:   513-639-5413

                                    With a copy to:

                                    Baker & Hostetler LLP
                                    3200 Scripps Center
                                    312 Walnut Street
                                    Cincinnati, OH  45202
                                    Attn:  Eric J. Geppert, Esq.
                                    Fax:  513-929-0303

                                    And to:

                                    The Huntington National Bank
                                    41 S. High Street
                                    Columbus, OH  43215
                                    Attn:  J. Ralph Parker
                                    Fax:  614-480-3795

                                    With a copy to:

                                    Schottenstein, Zox & Dunn
                                    41 S. High Street, Suite 2600
                                    Columbus, OH  43215
                                    Attn:  Richard A. Barnhart, Esq.
                                    Fax:   614-462-5135

    17. MISCELLANEOUS.

         (a) Effect and Construction of Agreement. Except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms. Further, this Third Amendment shall not additionally be construed to:

                  (i) impair the validity, perfection or priority of any lien or security interest securing the Loans;

                  (ii) waive or impair any rights, powers or remedies of Lenders under, or constitute a waiver of, any provision of the Loan Documents; or

                  (iii) constitute an agreement by Lenders or require the Lenders to extend the Maturity Date, grant any extension or renewal or extend the time for payment of any of the Loans.

         (b) Conflicts. In the event of any express conflict between the terms of this Third Amendment and any of the Loan Documents, this Third Amendment shall govern. (c) Presumptions. Each Borrower acknowledges that it has consulted with and been advised by its counsel and such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Third Amendment, and has participated in the drafting hereof. Therefore, this Third Amendment shall be construed without regard to any presumption or rule requiring that it be construed against any one party causing this Third Amendment or any part hereof to be drafted.

         (d) Expenses. Borrowers acknowledge their obligation to pay reasonable costs, fees and expenses of Lenders (including the costs, fees and expenses of Lenders' counsel) incurred by Lenders in connection with the negotiation, preparation, administration and enforcement of this Third Amendment and the Loan Documents. Failure to insist on payment of these costs and expenses at this time shall not constitute a waiver or release of the obligation.

         (e) Entire Agreement. This Agreement sets forth the entire agreement among the parties hereto with respect to the subject matters set forth herein. Borrowers have not relied on any agreements, representations, or warranties of any Lender or its representatives, except as specifically set forth herein. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, and signed by each of the parties hereto. Borrowers acknowledge that they are not relying upon oral representations or statements in entering into this Third Amendment.

         (f) Time Periods and Dates. Time is of the essence as to all time periods and dates for Borrowers' performance required to this Third Amendment.

         (g) Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Third Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but such counterparts shall constitute one and the same agreement. Any signature delivered by a party by a facsimile transmission shall be deemed to be an original signature hereto.

         (h) No Waiver. The failure or delay of Lenders in enforcing any right or obligation or any provision of this Third Amendment in any instance shall not constitute a waiver thereof in that or any other instance. Lenders may only waive such right, obligation or provision by an instrument in writing signed by them.

         (i) Remedies. The rights and remedies provided in this Third Amendment are cumulative and not exclusive of any other rights or remedies provided in the Loan Documents, by law or by any other agreement. The exercise by Lenders of any right or remedy will not preclude Lenders from exercising any other right or remedy. Lenders may pursue its rights and remedies in such order as they determine.

         (j) Survival. All indemnities, waivers, and releases by Borrowers contained herein and in the Loan Documents shall survive payment in full of the obligations.

         (k) Amendments in Writing. No amendment, modification, rescission, waiver or release of any provision of this Third Amendment shall be effective unless the same shall be in writing and signed by the parties hereto.

         (l) Application of Proceeds. In the event that any amounts are paid to Lenders by Borrowers or for the account of Borrowers or are received by Lenders as a result of the liquidation of any of the Collateral, the application of such funds to the Obligations shall be made by Lenders through the exercise of Lenders' sole discretion.

                      [Signatures follow on the next page.]

         IN WITNESS WHEREOF, this Third Amendment has been duly executed as of the day and year first written above.

                                TEAM AMERICA, INC.

                                By:
                                   ------------------------------------------

                                Name:
                                     ----------------------------------------

                                Title:
                                      ---------------------------------------


                                MUCHO.COM, INC.

                                By:
                                   ------------------------------------------

                                Name:
                                     ----------------------------------------

                                Title:
                                      ---------------------------------------


                                THE PROVIDENT BANK, as Agent and a Lender

                                By:
                                   ------------------------------------------

                                Name:
                                     ----------------------------------------

                                Title:
                                      ---------------------------------------


                                THE HUNTINGTON BANK, as a Lender

                                By:
                                   ------------------------------------------

                                Name:
                                     ----------------------------------------

                                Title:
                                      ---------------------------------------

                                                                    EXHIBIT A TO
                                                                 THIRD AMENDMENT
                                                             TO CREDIT AGREEMENT
                                   ARTICLE 2

                                    THE LOANS

     Section. 2.1 Outstanding Indebtedness(a) . Prior to the Third Amendment Effective Date, Borrower had outstanding Indebtedness to the Lenders pursuant to the Initial Advance Notes and Acquisition Notes issued and outstanding on the Third Amendment Effective Date and other Indebtedness and Obligations to the Lenders ("Other Indebtedness") as of the Third Amendment Effective Date ("Outstanding Indebtedness"). In connection with the Third Amendment, Borrower and Lenders restructured the Outstanding Indebtedness to provide for, among other things, amortization of a portion of the principal amount of the Loans outstanding on the Third Amendment Effective Date, the capitalization of a certain portion of the Other Indebtedness into a portion of the principal amount of the Loans that will not be amortizing and an amendment to the Maturity Date, as provided in the Third Amendment.

     Section. 2.2 Making the Loans.

         (a) Term A Loan. Subject to the terms and conditions of the Third Amendment and other Loan Documents and in reliance upon the representations and warranties of Borrowers set forth therein, each Lender, severally and not jointly, accepts a Term A Note to evidence its Participation Percentage of Six Million and 00/100 Dollars ($6,000,000.00) (the "Term A Loan") of the outstanding principal amount of the Outstanding Indebtedness. Amounts borrowed under this Section 2.2(a) and repaid or prepaid may not be reborrowed.

         (b) Term B Loan. Subject to the terms and conditions of the Third Amendment and other Loan Documents and in reliance upon the representations and warranties of Borrowers set forth therein, each Lender, severally and not jointly, accepts a Term B Note to evidence its Participation Percentage of ________________________________ and XX/100 Dollars ($_____________________)
(the "Term B Loan") of the outstanding principal amount of the Outstanding Indebtedness and a certain portion of the Other Indebtedness. Amounts borrowed under this Section 2.2(b) and repaid or prepaid may not be reborrowed.

     Section. 2.3 [Intentionally omitted].

     Section. 2.4 The Notes. The absolute and unconditional obligation of Borrowers to repay to each Lender its respective Pro Rata Share of the principal of each Loan and the interest thereon shall be evidenced by a separate promissory note for each Lender in the amount of its Pro Rata Share of each Loan as follows: (i) for the Term A Loan, by a promissory note substantially in the form of Exhibit H with blanks appropriately completed in conformity herewith (the "Term A Note"), and (ii) for the Term B Loan, by a promissory note substantially in the form of Exhibit I with blanks appropriately completed in conformity herewith (the "Term B Notes"). All payments under the Notes shall be made to Agent at its Head Office, for the account of Lenders, and Agent shall allocate all payments on each Loan received from Borrowers among all Lenders in accordance with each Lender's Pro Rata Share of such Loan in accordance with
Section 2.7(b).

    Section. 2.5 Interest Payable on the Loans.

         (a) Determination of Interest Rate. Agent shall determine the Interest Rate in effect from time to time in accordance with the terms of this Agreement, including but not limited to Section 2.5(c) and Section 2.14. Any change in the Interest Rate shall, for all purposes of this Agreement and any of the other Loan Documents, become effective on the effective date of such change as announced by Agent in accordance with Agent's customary practices.

         (b) Monthly Installments. Borrowers shall pay to Agent, for the account of Lenders in accordance with their respective Pro Rata Share of such Loan, monthly in arrears on the first Business Day of each month beginning with the month following the month in which the Closing Date falls, interest on the outstanding principal amount of the Loans at the annual rate equal to the Interest Rate applicable to each such Loan; provided, however, that Borrower shall have the right, with respect to the Term B Loan, to pay interest each month only up to a rate of interest equal to eight percent (8%) per annum and any amount of interest in excess of such amount up to the Interest Rate applicable to the Term B Loan shall accrue to Lenders each month (which accrual shall bear interest at the applicable Interest Rate) and the entire amount of the accrued but unpaid interest on the Term B Loan shall be due and payable on the Maturity Date.

         (c) Interest on Overdue Payments; Default Interest Rate. If any amount of principal or interest or any other Obligation is not paid when due, or upon the occurrence and during the continuance of any Event of Default, or if Agent exercises its rights hereunder to accelerate any of the Notes pursuant to
Section 9.2(b), the outstanding principal and all accrued and unpaid interest, as well as any other Obligations due Lenders or Agent hereunder or under any Loan Document, shall bear interest at the Default Interest Rate, from the date on which such amount shall have first become due and payable to Lenders or Agent or the date on which such Event of Default shall have occurred, to the date on which such amount shall be paid to Lenders or Agent (whether before or after judgment) or such Event of Default shall have been waived or cured. Interest will continue to accrue until the Obligations in respect of the payment are discharged (whether before or after judgment).

    Section. 2.6 Payments of Interest; Repayments and Prepayments of Principal.

         (a) Payments on the Term A Loan. Borrowers shall pay to Agent, for the account of Lenders in accordance with their respective Pro Rata Share of the Term A Loan, monthly in arrears on the first Business Day of each month, interest on the outstanding principal amount of the Term A Loan at the annual rate equal to the Interest Rate applicable thereto. Borrowers shall pay to Agent, and Borrowers hereby authorize Agent to charge the respective accounts of Borrowers maintained with Agent, beginning on July 1, 2003, and on the first Business Day of each calendar month thereafter, monthly installments of principal of One Hundred Thousand and 00/100 Dollars (or such lesser principal amount of the Term A Loan as shall then be outstanding), plus accrued and unpaid interest thereon at the Interest Rate applicable to the Term A Loan; provided that in any event the last installment of principal on the Term A Loan shall be due and payable on the Termination Date (if not earlier prepaid) and shall be in an amount sufficient to pay in full the entire unpaid principal amount of the Term A Loan.

         (b) Payments on the Term B Loan. Borrowers shall pay to Agent, for the account of Lenders in accordance with their respective Pro Rata Share on the Term B Loan, monthly in arrears on the first Business Day of each month, interest on the outstanding principal amount of the Term B Loan at the annual rate equal to the Interest Rate applicable thereto provided that in any event the entire principal amount of the Term B Loan shall be due and payable on the Termination Date (if not earlier prepaid) and shall be in an amount sufficient to pay in full the entire unpaid principal amount of the Term B Loan. If Borrower has chosen to pay a portion of the interest due and payable on the Term B Loan, as allowed in the definition of Interest Rate, Borrower shall also pay to Lenders on the Termination Date the full amount of the interest so deferred, but interest thereon at the Interest Rate applicable to Term B Loans.

         (c) Voluntary Prepayments of Principal. Borrowers shall have the right to prepay any or all of their Loans, in whole or in part, without premium or penalty.

         (d) [Intentionally omitted].

         (e) Prepayments from Extraordinary Dispositions. Immediately upon receipt by Borrowers or any of their Subsidiaries of Net Proceeds, Borrowers shall prepay the Loans in an amount equal to the total Net Proceeds then subject to this Section 2.6(e) in accordance with Section 2.6(k). Notwithstanding the foregoing, in the event that Borrowers or any of their Subsidiaries (1) has an accrued tax liability with respect to an Extraordinary Disposition or (2) reasonably expects the proceeds of such Extraordinary Disposition to be (i) reinvested within six (6) months of the receipt thereof in productive assets of a kind then used or useable in the business of Borrowers and their Subsidiaries, or (ii) in the case of insurance and condemnation proceeds, utilized within six
(6) months of the receipt thereof (or such longer period as Agent may agree to, such agreement not to be unreasonably withheld if Borrowers have timely begun and are diligently pursuing the rebuilding or repair in question but reasonably expect that such rebuilding or repair will not be completed within such six (6) month period) to repair the loss or damage to or otherwise rebuild the assets in respect of which the Net Proceeds were paid, then Borrowers shall deliver such Net Proceeds or portion thereof to Agent to be held by Agent in a cash collateral account bearing interest payable to Borrowers at a rate per annum (meaning three hundred sixty (360) days) equal to Agent's then current rates for similar deposit instruments. Upon Borrowers' request, Agent and Lenders shall release such Net Proceeds or portion thereof to Borrowers for payment of the accrued tax liability or for reinvestment, repair or rebuilding. In the event Borrowers (1) are not required to pay all or any portion of the accrued tax liability or (2) fail to reinvest such Net Proceeds or utilize them for repair or rebuilding within six (6) months of the receipt thereof (or such longer period that may be agreed to pursuant to this Section 2.6(e)), Borrowers authorize and direct Agent and Lenders to apply such remaining amount of Net Proceeds as a prepayment of the Loans to be applied in accordance with Section 2.6(k).

         (f) Prepayment from Excess Cash Flow. Within one hundred twenty (120) days after the end of each fiscal year of Borrowers, if Borrowers' Indebtedness under this Agreement, as of the applicable Computation Date, exceeds Borrowers' Consolidated EBITDA for the applicable Reference Period by more than two (2) times, Borrowers shall prepay the Loans in an amount equal to fifty percent (50%) of Excess Cash Flow for such prior fiscal year calculated on the basis of the audited financial statements for such fiscal year delivered to Lender pursuant to Section 6.1(c). All such prepayments of the Loans from Excess Cash Flow shall be applied in accordance with Section 2.6(k). Concurrently with the making of any such payment, Borrowers shall deliver to Agent a certificate of Parent's chief executive officer or chief financial officer demonstrating its calculation of the amount required to be paid.

         (g) Prepayment from Equity and Debt Securities Offerings. In the event that Parent issues Equity Interests and/or Debt Securities, after payment of underwriting discounts and commissions and other reasonable costs associated therewith, no later than the third Business Day following the date of receipt of the proceeds from any sale of such Equity Interests and/or Debt Securities (other than: (i) proceeds of the issuance of Parent's Common Stock received on or before the Closing Date; (ii) proceeds, if any, from the issuance of Parent's Capital Stock to members of the management of Borrowers or their Subsidiaries or officers, directors or employees of any of them; (iii) proceeds from the issuance of Equity Interests to Parent or any Subsidiary of Parent by any Person that was a Subsidiary of a Borrower immediately prior to such issuance; (iv) proceeds constituting equity contributions to any Subsidiary of a Borrower by Borrowers or any of its Subsidiaries; and (v) proceeds from the Preferred Stock Transaction), Borrowers shall prepay the Loans in an amount equal to the lesser of (1) the amount of such Net Proceeds or (2) the amount of the Obligations then outstanding. Prepayments made under this Section 2.6(g) shall be applied to the Loans in accordance with Section 2.6(k).

         (h) Prepayments from Tax Refunds. If during any fiscal year Borrowers, Borrowers and the Subsidiaries have received proceeds from one or more tax refunds, then not later than the third Business Day following the date of receipt of such proceeds, Borrowers shall (i) use the proceeds thereof to pay unpaid taxes, and (ii) the balance, if any, shall be used to repay the Loans in an amount equal to the lesser of such proceeds or the amount of Obligations then outstanding. Prepayments made under this Section 2.6(h) shall be applied to the Loans in accordance with Section 2.6(k).

         (i) Prepayment from Key Man Insurance. In the event that a Borrower or Agent receives proceeds from payment of the key man life insurance maintained pursuant to Section 6.3, Borrowers shall prepay or Agent shall apply such amount as a prepayment of the Obligations then outstanding in such manner as Agent shall direct and require in its sole and absolute discretion. Prepayments of the Loans which Agent requires to be made under this Section 2.6(i) shall be applied to the Loans in accordance with Section 2.6(k).

         (j) Payment at Maturity. All of the Indebtedness evidenced by the Notes shall, if not sooner paid, be in any event absolutely and unconditionally due and payable in full by Borrowers on the Maturity Date.

         (k) Application of Prepayment Proceeds. With respect to mandatory prepayments described in Sections 2.6(e) through 2.6(i) above, such prepayments shall first be applied in the inverse order of maturity to the payment of the remaining installments on the Term B Loan, and at any time after the Term B Loan shall have been repaid in full, such prepayments shall be applied in the inverse order of maturity to the payment of the remaining installments on the Term A Loans, pro rata.

         (l) [Intentionally omitted].

         (m) Late Charges. If any principal of any Loan is not paid within ten
(10) days after Agent shall have given Borrowers notice of demand for the payment of the same or within ten (10) days after any Event of Default described in Section 9.1(h) in respect of Borrowers shall have occurred, or if any interest on any Loan is not paid within ten (10) days after the same becomes due, then and in any such case Agent shall have the right to assess a late charge, payable by Borrowers upon demand, in an amount equal to the greater of Twenty Dollars ($20.00) or three percent (3%) of the amount not timely paid. Any such late charge shall be for the account of Lenders for the benefit of whom such amount was not timely paid and shall be in addition to any other amounts payable by Borrowers under the Loan Documents.

    Section. 2.7 Payments and Computations.

         (a) Time and Place of Payments. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, each payment payable by Borrowers to Agent or any Lender under this Agreement or any of the other Loan Documents, shall be made directly to Agent, at Agent's Head Office, not later than 12:00 noon (local time at the Head Office), on the due date of each such payment in immediately available and freely transferable funds. Agent will promptly cause to be distributed to each Lender in immediately available and freely transferable funds such Lender's Pro Rata Share of each such payment received by Agent.

         (b) Application of Funds. Notwithstanding anything herein to the contrary, the funds received by Agent with respect to the Obligations shall be applied as follows:

             (i) No Default. If the Notes have not been accelerated pursuant to
Section 9.2(b) and if no Default or Event of Default hereunder or under the Notes or any of the other Loan Documents shall have occurred and be continuing at the time Agent receives such funds, in the following manner: (a) first, to the payment of all fees, charges, and other sums (with exception of principal and interest) due and payable to Agent or Lenders under the Notes, this Agreement or the other Loan Documents at such time; (b) second, to the payment of all of the interest which shall be due and payable on the principal of the Notes at the time of such payment in accordance with each Lender's Pro Rata Share; (c) third, to the payment of such amount of principal of the Notes that is then due in accordance with each Lender's Pro Rata Share; and (d) fourth, to Borrowers.

             (ii) Default. If the Notes have been accelerated pursuant to
Section 9.2(b), or if a Default or Event of Default hereunder shall have occurred and be continuing hereunder or under the Notes or any of the other Loan Documents at the time Agent receives such funds, in the following manner: (a) first, to the payment or reimbursement of Lenders and Agent for all costs, expenses, disbursements and losses which shall have been incurred or sustained by Lenders or Agent in or incidental to the collection of the Obligations or the exercise, protection, or enforcement by Lenders and Agent of all or any of the rights, remedies, powers and privileges of Lenders and Agent under this Agreement, the Notes, or any of the other Loan Documents and in and towards the provision of adequate indemnity to Agent and any of Lenders against all taxes or Liens which by law shall have, or may have priority over the rights of Agent or Lenders in and to such funds and (b) second, to the payment of all of the Obligations in accordance with Section 2.7(b)(i) above.

         (c) Payments on Business Days. If any sum would (but for the provisions of this Section 2.7(c)) become due and payable to Agent or any Lender by any Credit Party under any of the Loan Documents on any day which is not a Business Day, then such sum shall become due and payable on the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder or thereunder, and interest payable to Agent or any Lender under this Agreement or any of the other Loan Documents shall continue to accrue and shall be adjusted by Agent accordingly.

         (d) Computation of Interest. All computations of interest payable under this Agreement, the Notes, or any of the other Loan Documents shall be computed by Agent on the basis of the actual principal amount outstanding on each day during the payment period and shall be calculated on the basis of the actual number of days elapsed during such period for which interest is being charged, predicated on a year consisting of three hundred and sixty (360) days. The daily interest charge shall be one three-hundred-sixtieth (1/360th) of the annual interest amount. Each determination of any interest rate by Agent pursuant to this Agreement, any Note, or any of the other Loan Documents shall be conclusive and binding on Borrowers in the absence of manifest error. Absent manifest error, a certificate or statement signed by an authorized officer of Agent shall be conclusive evidence of the amount of the Obligations due and unpaid as of the date of such certificate or statement.

    Section. 2.8 Payments to be Free of Deductions. Each payment payable by Borrowers and any other Credit Party to Agent or any Lender under this Agreement, any Note, or any of the other Loan Documents shall be made in accordance with Section 2.7 hereof, without set-off or counterclaim and free and clear of and without any deduction of any kind for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any political subdivision or any taxing or other authority therein, unless a Borrower or such other Credit Party is compelled by law to make any such deduction or withholding. In the event that any such obligation to deduct or withhold is imposed upon a Borrower or such other Credit Party with respect to any such payment payable to Agent or any Lender, (a) such Borrower or other Credit Party shall be permitted to make the deduction or withholding required by law in respect of the said payment, and (b) there shall become and be absolutely due and payable by such Borrower or other Credit Party to Agent or such Lender on the date on which the said payment shall become due and payable and Borrowers hereby promise to pay to Agent or such Lender on such date, such additional amount as shall be necessary to enable Agent or such Lender to receive the same net amount which Agent or such Lender would have received on such due date had no such obligation been imposed by law. Anything in this Section 2.8 to the contrary notwithstanding, the foregoing provisions of this Section 2.8 shall not apply in the case of any deductions or withholdings made in respect of taxes charged upon or by reference to the overall net income, profits or gains of Agent or any Lender. No Borrower or other Credit Party shall have any obligation to make any payment pursuant to this Section 2.8 with respect to any Lender who is not a party hereto on the Closing Date unless (i) no such payments would be payable to any such Lender on the date it becomes a party hereto and no such payments could be reasonably expected to be payable to such Lender and (ii) if such Lender is organized under the laws of a foreign jurisdiction, such jurisdiction is exempt from United States withholding tax and such Lender has provided Borrowers with an Internal Revenue Form 4224 or Form 1001 or other certificate of document required under United States law to establish entitlement to such exemption.

    Section. 2.9 Use of Proceeds.

         (a) Permitted Uses of Loan Proceeds. Each Borrower represents, warrants and covenants to Agent and each Lender that all proceeds of the Loans shall be used by such Borrower solely for the purpose of refinancing existing debt, consummating the Transactions (including paying expenses incurred in connection therewith) financing working capital, financing Permitted Acquisitions and for general corporate purposes of Borrowers and their Subsidiaries.

         (b) Prohibited Uses. Each Borrower represents, warrants and covenants to Agent and each Lender that no part of the proceeds of the Loans will be used (directly or indirectly) so as to result in a violation under Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose violative of any rule or regulation of such Board.

    Section. 2.10 Additional Costs, etc. If any Lender shall reasonably determine that any future applicable law, rule or regulation, or any change in any present law or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital, as a consequence of its obligations hereunder, to a level below that which such Lender could have achieved but for such adoption, change or compliance by any amount deemed by such Lender to be material and is not otherwise reflected in the interest and other charges payable by Borrowers hereunder, then Borrowers shall pay to such Lender upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement, or the Notes, as will compensate such Lender for such reduction. Determinations by any Lender of the additional amount or amounts required to compensate such Lender in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

    Section. 2.11 Agent and Lender Statements. A statement signed by an officer of any Lender (as the case may be) setting forth any additional amount required to be paid by Borrowers to Agent or such Lender under Sections 2.8 and 2.10 hereof, and the computations made by Agent or such Lender to determine such additional amount or amounts, shall be submitted by Agent or such Lender to Borrowers in connection with each demand made at any time by Agent (and copies thereof delivered to each other Lender) or such Lender under either of such Sections. A claim by Agent or any Lender for all or any part of any additional amounts required to be paid by Borrowers under Sections 2.8 and 2.10 hereof may be made before or after any payment to which such claim relates. Each such statement shall, in the absence of manifest error, constitute conclusive evidence of the additional amount required to be paid to Agent or such Lender, provided it sets out in reasonable detail the reasons for such notice and the averaging and attribution methods used by Agent or such Lender to determine the amounts set forth in such notice.

    Section. 2.12 [Intentionally omitted].

    Section. 2.13 [Intentionally omitted].

    Section. 2.14 Increased Costs, Illegality, etc. If any Lender shall have determined that after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Effective Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material the rate of return on such Lender's or its parent corporation's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent corporation's policies with respect to capital adequacy), then from time to time, within five days after demand by such Lender (with a copy to Agent), Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.14, will give prompt written notice thereof to Borrowers, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of Borrowers' obligations to pay additional amounts pursuant to this Section 2.14 upon the subsequent receipt of such notice.

    Section. 2.15 [Intentionally omitted].

                                                                    EXHIBIT C TO
                                                                 THIRD AMENDMENT
                                                             TO CREDIT AGREEMENT

                                   ARTICLE 11

                                LETTERS OF CREDIT

    Section 11.1 Letters of Credit.

         (a) Prior to the Third Amendment Effective Date, Borrower had outstanding the Existing Letters of Credit to secure a portion of Borrowers' and its Subsidiaries' obligations with respect to workers compensation insurance. In connection with the Third Amendment, among other things, Borrowers and Lender restructured the Letter of Credit facility to limit the maximum aggregate Stated Amount of Letter of Credit Outstandings and amend the Maturity Date, as provided in this Article 11, as amended by the Third Amendment.

         (b) Subject to and upon the terms and conditions set forth in this
Article 11, Parent may request Lenders, at any time and from time to time on or after the Closing Date until the date that is fifteen (15) Business Days prior to the Maturity Date, to issue for the account of Parent (the party for whose account such Letter of Credit is requested, a "Letter of Credit Obligor") an irrevocable standby letter of credit denominated and payable in U.S. Dollars in such form as may be approved by such Letter of Credit Issuer and the Agent (each such letter of credit, a "Letter of Credit" and collectively, the "Letters of Credit"), solely for the purpose of supporting policies of insurance for workers' compensation risks as required in the ordinary course of business of such Letter of Credit Obligor and to the extent acceptable to Lenders in their sole discretion.

         (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed Nine Hundred Fourteen Thousand and 00/100 Dollars ($914,000.00) (the "Letter of Credit Limit"); (ii) no individual Letter of Credit shall be issued which has an initial Stated Amount less than Fifty Thousand Dollars ($50,000) unless such lesser Stated Amount is acceptable to the Letter of Credit Issuer; (iii) any Letter of Credit issued after the Third Amendment Effective Date shall only be issued in replacement of or an extension for a Letter of Credit outstanding on the Third Amendment Effective Date, and (iv) each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than fifteen (15) Business Days prior to the Maturity Date, in each case on terms acceptable to Agent and the relevant Letter of Credit Issuer.

         (d) Notwithstanding the foregoing, in the event a Lender Default exists, no Letter of Credit Issuer shall be required to issue any Letter of Credit unless either (i) such Letter of Credit Issuer has entered into arrangements satisfactory to it and Borrowers to eliminate such Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender's or Lenders' Participation Percentage in the Letter of Credit Outstandings; or (ii) the issuance of such Letter of Credit, taking into account the potential failure of the Defaulting Lender or Lenders to risk participate therein, will not cause the Letter of Credit Issuer to incur aggregate credit exposure hereunder with respect to Loans and Letter of Credit Outstandings in excess of its Credit Commitment, and Borrowers have undertaken, for the benefit of such Letter of Credit Issuer, pursuant to an instrument satisfactory in form and substance to such Letter of Credit Issuer, not to thereafter incur Letter of Credit Outstandings hereunder which would cause the Letter of Credit Issuer to incur credit exposure hereunder with respect to Letter of Credit Outstandings in excess of its Letter of Credit Limit pursuant to its Credit Commitment.

    Section 11.2 Letter of Credit Requests; Notices of Issuance.

         (a) Whenever Parent desires that a Letter of Credit be issued, Parent shall give Agent and the Letter of Credit Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by Agent) which, if in the form of written notice shall be substantially in the form of Exhibit P, or transmit by electronic communication (if arrangements for doing so have been approved by the Letter of Credit Issuer), prior to 12:00 noon (local time at its Head Office) at least three (3) Business Days (or such shorter period as may be acceptable to the relevant Lender) prior to the proposed date of issuance (which shall be a Business Day) (each a "Letter of Credit Request"), which Letter of Credit Request shall include such supporting documents that such Letter of Credit Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than Parent or any of its Subsidiaries, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). Any such documents executed in connection with the issuance of a Letter of Credit, including the Letter of Credit itself, are herein referred to as "Letter of Credit Documents". In the event of any inconsistency between any of the terms or provisions of any Letter of Credit Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control. Agent shall promptly notify each Lender of each Letter of Credit Request.

         (b) Each Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give Agent, each applicable Lender and Parent written notice of the issuance of such Letter of Credit, accompanied by a copy to Agent of the Letter of Credit or Letters of Credit issued by it. Each Letter of Credit Issuer shall provide to Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such Letter of Credit Issuer and then outstanding and an identification for the relevant period of the daily aggregate Letter of Credit Outstandings represented by Letters of Credit issued by such Letter of Credit Issuer.

    Section 11.3 Agreement to Repay Letter of Credit Drawings.

         (a) Borrowers hereby agree to reimburse (or cause any Letter of Credit Obligor for whose account a Letter of Credit was issued to reimburse) each Letter of Credit Issuer, by making payment directly to such Letter of Credit Issuer in immediately available funds at the payment office of such Letter of Credit Issuer, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date on which, such Letter of Credit Issuer notifies Borrowers of such payment or disbursement (which notice to Borrowers shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in U.S. Dollars, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the Letter of Credit Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum equal to the Prime Rate plus five percent (5%) (plus an additional 3% per annum if not reimbursed by the Business Day after the date of such payment or disbursement), any such interest also to be payable on demand.

         (b) Borrowers' obligation under this Section 11.3 to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which a Borrower may have or have had against such Letter of Credit Issuer, Agent, or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing or upon any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, however, that Borrowers shall not be obligated to reimburse a Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

    Section 11.4 Letter of Credit Participations.

         (a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender with a Letter of Credit Limit Credit Commitment, and each such other Lender (each a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender's Participation Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of Borrowers under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to Agent for the account of Lenders as provided in Section 11.6(b) and the Participants shall have no right to receive any portion of any fees of the nature contemplated by
Section 11.6(c)), the obligations of any Letter of Credit Obligor under any Letter of Credit Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing. Upon any change in the Credit Commitments of Lenders in respect of the Letter of Credit Limit pursuant to Section 10.19, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the


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

participations pursuant to this Section 11.4 to reflect the new Participation Percentages of the assigning and assignee Lender.

         (b) In determining whether to pay under any Letter of Credit, a Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

         (c) In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit and Borrowers shall not have reimbursed (or caused any applicable Letter of Credit Obligor to reimburse) such amount in full to such Letter of Credit Issuer pursuant to Section 11.3(a), such Letter of Credit Issuer shall promptly notify Agent, and Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to Agent for the account of such Letter of Credit Issuer, the amount of such Participant's Participation Percentage of such payment in U.S. Dollars and in same day funds, provided, however, that no Participant shall be obligated to pay to Agent its Participation Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Head Office) on any Business Day, such Participant shall make available to Agent for the account of the relevant Letter of Credit Issuer such Participant's Participation Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Participation Percentage of the amount of such payment available to Agent for the account of the relevant Letter of Credit Issuer, such Participant agrees to pay to Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to Agent for the account of such Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any Participant to make available to Agent for the account of the relevant Letter of Credit Issuer its Participation Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to Agent for the account of such Letter of Credit Issuer its Participation Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to Agent for the account of such Letter of Credit Issuer such other Participant's Participation Percentage of any such payment.

         (d) Whenever a Letter of Credit Issuer receives a payment of a reimbursement obligation as to which Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to Section 11.4(c) above, such Letter of Credit Issuer shall pay to Agent and Agent shall promptly pay to each


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

Participant which has paid its Participation Percentage thereof, in U.S. Dollars and in same day funds, an amount equal to such Participant's Participation Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations, as and to the extent so received.

         (e) The obligations of the Participants to make payments to Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                 (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                 (ii) the existence of any claim, set-off defense or other right which a Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Agent, any Letter of Credit Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between a Borrower and the beneficiary named in any such Letter of Credit), other than any claim which a Borrower may have against any applicable Letter of Credit Issuer for gross negligence or willful misconduct of such Letter of Credit Issuer in making payment under any applicable Letter of Credit;

                 (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

                 (v) the occurrence of any Default or Event of Default.

         (f) To the extent the Letter of Credit Issuer is not indemnified by Borrowers, the Participants will reimburse and indemnify the Letter of Credit Issuer, in proportion to their respective Participation Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way related to or arising out of its issuance of Letters of Credit, provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the Letter of Credit Issuer's gross negligence or willful misconduct.


    Section 11.5 Increased Costs. If after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Effective Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such Lender's participation therein, or (ii) shall impose on such Letter of Credit Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to Borrowers by such Letter of Credit Issuer or such Lender (a copy of which notice shall be sent by such Letter of Credit Issuer or such Lender to Agent), Borrowers shall pay to such Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate any such Letter of Credit Issuer or such Lender for such increased cost or reduction. A certificate submitted to Borrowers by any Letter of Credit Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Lender to Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate any Letter of Credit Issuer or such Lender as aforesaid shall be conclusive and binding on Borrowers absent manifest error, although the failure to deliver any such certificate shall not release or diminish Borrowers' obligations to pay additional amounts pursuant to this Section 11.5.

    Section 11.6 Letter of Credit Fees.

         (a) Borrowers agree to pay to Agent, for the account of each Non-Defaulting Lender, pro rata on the basis of its Participation Percentage, a fee in respect of each Letter of Credit (the "Letter of Credit Fee"), payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at a rate per annum equal to five percent (5%), on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the account party or beneficiary). Borrowers also agree to pay additional Letter of Credit Fees, on demand, at the rate of three percent (3%) per annum, on the Stated Amount of each Letter of Credit for any period when a Default under Section 10.1(a) or Event of Default is in existence.

         (b) Borrowers agree to pay directly to each Letter of Credit Issuer, for its own account, a fee in respect of each Letter of Credit issued by it, payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 1/8 of 1% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof

(including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

         (c) Borrowers agree to pay directly to each Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such issuance, drawing, amendment, extension, renewal or transfer be the administrative or processing charge which such Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.